Exhibit 99.1

Contacts:
Tom Ward	317-685-7330	Investors
Nicole Kennon	704-804-1960	Media

Simon Property Group Announces New $5.0 Billion Revolving Credit Facility

INDIANAPOLIS, March 14, 2023 — Simon®, a real estate investment trust engaged in the ownership of premier shopping, dining, entertainment and mixed-use destinations, announced today that its majority-owned operating partnership subsidiary, Simon Property Group, L.P. (the “Operating Partnership”), has closed on a new $5.0 billion multi-currency unsecured revolving credit facility, which replaces the Operating Partnership’s existing $4.0 billion senior unsecured revolving credit facility.

The new facility will initially mature on June 30, 2027 and can be extended for an additional year to June 30, 2028 at the Operating Partnership’s sole option. Based upon the Operating Partnership’s current credit ratings, the interest rate for U.S. Dollar borrowings is unchanged from the prior facility at SOFR plus 82.5 basis points (inclusive of a 10 basis point SOFR spread adjustment).

“The closing of this facility is a continued endorsement of the strength of our Company. The new $5.0 billion credit facility enhances our already strong financial flexibility, and when combined with our existing $3.5 billion senior unsecured credit facility provides us with $8.5 billion of total revolving credit capacity. We appreciate the long-standing support from our lender group,” said David Simon, Chairman, Chief Executive Officer and President.

The facilities are supported by a globally diverse lender group composed of 24 banks, led by JPMorgan Chase, BofA Securities, PNC Capital Markets, Wells Fargo Securities, and Mizuho Bank who were Joint Lead Arrangers and Joint Bookrunners.

About Simon

Simon® is a real estate investment trust engaged in the ownership of premier shopping, dining, entertainment and mixed-use destinations and an S&P 100 company (Simon Property Group, NYSE: SPG). Our properties across North America, Europe and Asia provide community gathering places for millions of people every day and generate billions in annual sales.